EXHIBIT 99.1

NEWS RELEASE for October 26, 2005 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS RESULTS FOR 2005 THIRD QUARTER, NINE MONTHS

Records Eighth Consecutive Profitable Quarter as Year-Over-Year Net Income Increases

More Than 320% for the Quarter and 120% for the First Nine Months

DEARBORN, MI (October 26, 2005) . . . Amerigon Incorporated (Nasdaq:ARGN) today reported a 13 percent year-over-year increase in quarterly revenue and its eighth consecutive profitable quarter as net income and gross margins for the third quarter and nine months ended September 30, 2005 increased substantially from prior year periods. Highlights of this year’s third quarter included strong sales of the Company’s proprietary Climate Control Seat™ (CCS™) system to Asian automotive manufacturers, increased sales from new product introductions and the announcement in September that General Motors (GM) had engineered CCS into its line of next generation full-size sport utility vehicles (SUVs), which was a significant milestone for Amerigon, according to President and CEO Daniel R. Coker.

Revenues for this year’s third quarter and first nine months were $8.3 million and $25.8 million, respectively, compared with revenues of $7.3 million and $24.9 million for the prior year periods. The year-over-year increase in revenues resulted from higher sales of CCS to Asian automotive manufacturers, including the addition of the Infiniti M35 and M45, which were launched with CCS as an option in the 2004 fourth quarter, and the addition this year of the Buick Lucerne, Lincoln Zephyr and newly redesigned Cadillac DTS in North America. These additions offset lower sales of certain existing vehicle lines offering CCS in North America. During the third quarter, North American car manufacturers continued to significantly reduce their production schedules for new vehicles, including some vehicles equipped with the CCS system, in an effort to reduce high levels of inventory.

Net income for the third quarter and first nine months of 2005 improved 326 percent to $878,000, or $0.04 per share, and 124 percent to $1.8 million, or $0.09 per basic share and $0.08 per fully diluted share, respectively, compared with $206,000, or $0.01 per share, and $802,000, or $0.04 per share, for the 2004 comparable periods. Gross margins as a percentage of revenue for the 2005 third quarter and first nine months improved to 32.0 percent and 29.4 percent, respectively, from 26.5 percent and 25.2 percent for the 2004 comparable periods.

The Company’s balance sheet as of September 30, 2005 showed cash, cash equivalents and short-term investments of $9.7 million, up from $7.6 million at December 31, 2004; shareholders’ equity of $13.8 million, up from $10.2 million at December 31, 2004, and no bank debt.

Coker commented, “While we are pleased with our financial results and continued profitability, particularly in a very difficult automotive market, our most important achievements so far this year were the introduction of CCS into four new vehicle programs from Ford, General Motors and Toyota, and the announcement that General Motors has designed our seat system into its new full-size SUV platform. That was a major accomplishment for us and is another indication that we have developed a very successful relationship with GM. Furthermore, we know that GM has some exciting new products coming out, some completely redesigned new models, which we are confident will be very important for us in the future.”

Early in this year’s third quarter, Amerigon announced that the 2005 Toyota Century luxury limousine, sold primarily in Japan, will offer CCS as a standard feature, expanding Amerigon’s presence in the Asian marketplace. This was followed by an announcement that the new 2006 Cadillac DTS sedan will offer the latest generation CCS system incorporating Amerigon’s new Micro Thermal Module II™ (MTM II™) technology as an option. The Cadillac DTS replaces the Cadillac DeVille which has offered CCS since its 2004 model year.

Amerigon’s BSST subsidiary has made significant strides this year in its development of advanced thermoelectric devices for future automotive and non-automotive applications. BSST was recently authorized by the U.S. Department of Energy (DOE) to move to the second phase of a $6.3 million project it is leading to create an efficient and practical thermoelectric system that will improve fuel economy by converting waste heat in automobile engine exhaust into electrical power.

“Our BSST subsidiary is well on its way to proving the usefulness of our thermoelectric device technology in many areas of the marketplace,” Coker added. “The DOE program has moved from the theoretical arena to the development stage and BSST’s work with our other partners, including Visteon and Carrier, is moving forward and developing into programs that we believe will ultimately mean revenues and profits for our Company.”

Continued increasing acceptance of CCS from both domestic and international original equipment manufacturers (OEMs) has the Company optimistic about the remainder of 2005 and beyond. For the year ending December 31, 2005, the Company expects revenue to increase approximately 10 percent from 2004 and to report its second consecutive year of profitability. At present, the Company also expects this upward trend in the top- and bottom-line to continue for 2006. Current Company expectations are that for the year ending December 31, 2006, revenues will increase 25 to 30 percent over 2005 and the Company will experience a year-over-year increase in net income. In addition to typical uncertainties that might affect the Company’s future results, there are a number of macro economic and geopolitical issues outside Amerigon’s control worth noting such as the effects of recent increases in gas prices, the devastation of Hurricane Katrina and the current turmoil in the automotive industry. These items could each negatively impact the overall economy and the Company’s ability to achieve its expected results. The Company’s guidance assumes that North American vehicles sales do not deteriorate further and that currently scheduled product launches occur on time and at forecasted volumes.

Selling, general and administrative (SG&A) expense in this year’s third quarter and nine months was $1.3 million and $4.2 million, respectively, compared with $1.3 million and $3.9 million in the prior year periods.

Research and development expenses for the third quarter and first nine months of 2005 were up slightly to $630,000 and $1.9 million, respectively, from $542,000 and $1.7 million in the prior year periods, reflecting higher costs associated with added future vehicle programs and higher prototype costs associated with the next generation of CCS design.

The 2005 third quarter and first nine months results included $42,000 and $90,000, respectively, of development expense for BSST that was not fully reimbursed by BSST partners, as compared with $46,000 and $182,000 in the year-earlier periods.

The 18 vehicle lines currently offering CCS are the Lincoln Navigator SUV, Lexus LS 430 luxury sedan, Toyota Celsior luxury sedan, Infiniti M45 and M35 luxury sports sedans, Ford Expedition SUV,

Lincoln Aviator SUV, Infiniti Q45 luxury sedan, Lincoln LS luxury sedan, Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac DTS luxury sedan, Hyundai Equus luxury sedan, Nissan Cima luxury sedan, Nissan Fuga mid-sized sedan, 2006 Buick Lucerne luxury sedan, 2006 Lincoln Zephyr luxury sedan and the Toyota Century luxury limousine.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EDT (Eastern). The dial-in number for the call is 1-800-253-6872. A live webcast and archive of the call can be accessed in the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers. CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England. Amerigon’s subsidiary, BSST, is developing products using its proprietary, high-efficiency thermoelectric devices (TED). It has development contracts with industry leading partners to expand the market for TED-based automotive and non-automotive products.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2005 and its Form 10-K for the year ended December 31, 2004.

TABLES FOLLOW

AMERIGON REPORTS 2005 THIRD QUARTER, NINE-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Product revenues	$8,256	$7,331	$25,775	$24,922
Cost of sales	5,611	5,387	18,208	18,654

Gross margin	2,645	1,944	7,567	6,268
Operating costs and expenses:
Research and development	630	542	1,917	1,725
Selling, general and administrative	1,267	1,284	4,197	3,936

Total operating costs and expenses	1,897	1,826	6,114	5,661

Operating income	748	118	1,453	607
Interest income	79	19	190	26
Other income	51	69	151	169

Net income	$878	$206	$1,794	$802

Basic earnings per share:
Common Stock	$0.04	$0.01	$0.09	$0.04

Convertible Preferred Stock	$0.04	$0.01	$0.09	$0.04

Diluted earnings per share	$0.04	$0.01	$0.08	$0.04

Weighted average number of shares – basic
Common Stock	15,691	14,225	15,375	13,115

Convertible Preferred Stock (as converted)	5,373	5,373	5,373	5,373

Weighted average number of shares – diluted	16,215	15,405	15,842	14,432

MORE-MORE-MORE

AMERIGON REPORTS 2005 THIRD QUARTER, NINE-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
ASSETS	2005	2004
	(Unaudited)
Current Assets:
Cash & cash equivalents	$1,379	$1,078
Short-term investments	8,325	6,525
Accounts receivable, less allowance of $257 and $59, respectively	7,177	4,763
Inventory:
Raw materials	1,842	1,622
Finished goods	372	279

Total inventory	2,214	1,901
Prepaid expenses and other assets	326	308

Total current assets	19,421	14,575
Property and equipment, net	1,090	1,385
Patent costs, net of accumulated amortization of $5 and $4, respectively	486	333

Total assets	$20,997	$16,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,866	$3,199
Accrued liabilities	2,191	1,605
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	6,257	5,004
Deferred manufacturing agreement – long term portion	900	1,050

Total liabilities	7,157	6,054

Shareholders’ equity:
Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at September 30, 2005 and December 31, 2004; liquidation preference of $11,520 September 30, 2005 and December 31, 2004	8,267	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 15,852,107 and 14,693,251 issued and outstanding at September 30, 2005 and December 31, 2004, respectively	53,084	51,277
Paid-in capital	20,202	20,202
Accumulated deficit	(67,713)	(69,507)

Total shareholders’ equity	13,840	10,239

Total liabilities and shareholders’ equity	$20,997	$16,293

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